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[YOUCENTRIC LOGO]                                                  EXHIBIT 10.28




March 31, 2000

Mr. J. Blount Swain
2813 Croix Place
Raleigh, NC 27614

Dear Blount:

I am pleased to confirm our offer of employment as Chief Financial Officer of YOUcentric, Inc., reporting to Don DeLoach, President, pursuant to the following terms:

1. START DATE AND RESPONSIBILITIES. Your official start date will be mutually determined between us. As we discussed, your initial assignment at YOUcentric will be those functions associated with the role of Chief Financial Officer.

2. BASE SALARY. Your starting base salary will be $170,000.00 annually and will be paid in accordance with company policy, which is currently twice monthly. Your performance will be reviewed annually for appropriate salary adjustments.

3. BONUS. YOUcentric will give you a bonus opportunity on a quarterly basis, based on the discretion of the President and/or Compensation Committee of the Board of Directors including but not limited to factors such as the company's success in meeting quarterly revenue targets, and on other quarterly metrics as reported to the investment banking community. Your maximum bonus payout for any given eligible quarter under any circumstances will be $20,000. This bonus agreement does not survive your leaving the company either voluntarily or involuntarily.

4. STOCK PLAN. YOUcentric is a privately held company and contemplates adoption of an equity compensation plan for select employees. As part of this employment agreement, effective upon the later of the execution of this agreement or the commencement of employment with the company, you will be entitled to a grant of a stock option with respect to 300,000 shares of YOUcentric common stock (which number reflects an anticipated stock split prior to an Initial Public Offering) and as described in the equity compensation plan and stock option award agreement (both of which will be provided to

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March 31, 2000
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         you upon their completion) which will fully vest and will be exercisable in three (3) equal (1/3) increments on the anniversary of your start date in the years 2001, 2002, and 2003. The exercise price of each option share granted pursuant to this paragraph shall be three dollars ($3.00). This option shall be deemed fully vested and exercisable in the event of a "change in control" or "corporate reorganization" of the company, as defined in the equity compensation plan and/or stock option award agreement. The options granted hereunder are nonqualified stock options. The stock option grant will contain an early exercise clause allowing for stock purchase upon employment with a repurchase option by YOUcentric in accordance with the vesting period.

         The YOUcentric equity compensation plan and any stock option award agreement entered into pursuant to this letter agreement shall be interpreted, to the fullest extent possible, in a manner consistent with this letter agreement. Options granted hereunder shall be irrevocable; provided, however, that such unvested options may be canceled or suspended should egregious circumstances exist which you have caused, such as your termination for cause.

5. TRAVEL AND LODGING/RELOCATION EXPENSE REIMBURSEMENT. YOUcentric will pay for all related reasonable travel and lodging and temporary living expenses actually incurred by you, including but not limited to travel and lodging and temporary living expenses concerning your efforts to secure housing should you need to relocate to Charlotte. Such expenses shall include expenses associated with packing, transportation, storage and unpacking of household goods, and any other expenses which are mutually agreed upon in advance; provided, however, that such reimbursement shall be limited to a total of $40,000.00.

6. BENEFITS. You will be eligible for our standard company benefit program, which includes the following benefits:

            (a) paid holidays in accordance with the office's holiday schedule; currently seven
            (b) paid vacation in accordance with YOUcentric's standard vacation policy; currently two weeks
            (c) all employee benefits, including fully paid medical, dental, life insurance, short and long term disability, SAR/SEP/401(k) profit sharing plan (averaged 15% of base salary last 2 years), stock plan, bonus plan (averaged 10% of base salary last 2 years), health club membership ($500 annual limit), and/or similar plans or programs that may be established by YOUcentric.

7. NON-COMPETITION, PROPRIETARY INFORMATION, ETC. You agree to execute, deliver, and perform, incident to and as a condition of your employment by YOUcentric, Inc. (i) the employment agreement in the form attached hereto which has been executed by the chief executive officer of the company and which contains, among other things, certain noncompetition provisions; and (ii) the Proprietary Information and Inventions Agreement in the form attached hereto.

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March 31, 2000
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We look forward to establishing a long-term relationship and are extremely confident that our partnership will be successful. If the terms described in this agreement accurately reflect our understanding regarding your employment, please indicate by signing in the space below.

Sincerely,


/s/ Thomas M. Fedell
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Thomas M. Fedell
Chief Executive Officer
YOUcentric, Inc.




Agreed to and Accepted:


/s/ J. Blount Swain
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J. Blount Swain
Chief Financial Officer